Exhibit 23.8

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 31, 2014, with respect to the consolidated statements of operations and comprehensive income, partners’ capital, and cash flows of KWF Real Estate Venture VI, L.P. and subsidiary for the year ended December 31, 2013, and the related notes to the consolidated financial statements, incorporated by reference herein to the amendment no. 1 to the December 31, 2015 annual report on Form 10-K of Kennedy Wilson Holdings, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 2, 2016